Exhibit 99.1

Clearside Biomedical Appoints Benjamin R. Yerxa, Ph.D.
to its Board of Directors

- Industry Veteran Brings Broad Ophthalmology Research & Development Expertise -

ALPHARETTA, Ga., March 3, 2022 -- Clearside Biomedical, Inc. (Nasdaq: CLSD), a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®), announced today that Benjamin R. Yerxa, Ph.D., has been appointed to the Company's Board of Directors, effective March 2, 2022. Dr. Yerxa currently serves as Chief Executive Officer of the Foundation Fighting Blindness, the world’s leading private funding source for retinal degenerative disease research.

“As we continue to expand Clearside’s pipeline based on our proprietary SCS injection platform, we are pleased to add Dr. Yerxa, who brings deep scientific, ophthalmic research and clinical development experience to our board” said William Humphries, Chairman of the Clearside Board of Directors. “As one of the founders of Clearside and the current CEO of the Foundation Fighting Blindness, Ben has a unique perspective on patient needs, the global retinal disease treatment landscape, and our technology. Leveraging Ben’s expertise will be particularly important as we continue to advance CLS-AX, our proprietary suspension of the tyrosine kinase inhibitor, axitinib, for suprachoroidal injection, which is intended to provide pan-VEGF blockade for the treatment of neovascular age-related macular degeneration (wet AMD).”

“There remains tremendous need by medical professionals and their patients in treating blinding diseases, given the aging population, diabetes complications and numerous inherited retinal conditions,” said Dr. Yerxa. “Clearside’s innovative suprachoroidal delivery approach offers an attractive treatment option to address these needs. With XIPERE™, the first product approved for suprachoroidal administration, a growing internal and external suprachoroidal development pipeline, and an increasing base of retinal specialists trained to use the SCS Microinjector®, there are many opportunities ahead for Clearside to be an important player in the fight against chorioretinal diseases.”

Benjamin R. Yerxa, Ph.D., has more than 25 years of pharmaceutical and biotechnology leadership experience in the fields of ophthalmology, pulmonary, rare disease, cardiovascular and HIV, from drug discovery through product launches. He currently serves as CEO of the Foundation Fighting Blindness. Dr. Yerxa has served in senior leadership roles in multiple public and private ophthalmology companies and has been involved with the discovery and development of numerous Investigational New Drug Applications, Phase 3 clinical programs, New Drug Applications, drug approvals and product launches. He is also an entrepreneur with more than 50 issued U.S. patents. Dr. Yerxa serves on the Board of Directors of the North Carolina Biotechnology Center and several private ophthalmic companies, including Nacuity Pharmaceuticals and Sparing Vision. Dr. Yerxa earned his Ph.D. in organic chemistry from the University of California, Irvine, and B.A. in chemistry from the University of California, San Diego.

About Clearside’s Suprachoroidal Space (SCS®) Injection Platform and SCS Microinjector®

Clearside’s patented, proprietary suprachoroidal space (SCS) injection platform offers unprecedented access to the back of the eye where sight-threatening disease often occurs. Clearside’s patented technology is designed to deliver drug to the suprachoroidal space located between the choroid and the outer protective layer of the eye, known as the sclera. The company’s unique platform is inherently flexible and intended to work with established and new formulations of medications. Clearside’s proprietary SCS Microinjector can be used to inject a wide variety of drug candidates into the SCS. The SCS Microinjector provides targeted delivery to potentially improve efficacy and compartmentalization of medication to reduce or eliminate toxic effects on non-diseased cells. The SCS Microinjector is composed of a syringe and two 30-gauge hollow microneedles of varying lengths, each less than 1.2 millimeters, with a custom-designed hub that optimizes insertion and suprachoroidal administration of drugs.

About Clearside Biomedical

Clearside Biomedical, Inc. is a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®). Clearside’s SCS injection platform, utilizing the Company’s proprietary SCS Microinjector®, enables an in-office, repeatable, non-surgical procedure for the targeted and compartmentalized delivery of a wide variety of therapies to the macula, retina or choroid to potentially preserve and improve vision in patients with sight-threatening eye diseases. Clearside is developing its own pipeline of small molecule product candidates for administration via its SCS Microinjector and strategically partners its SCS injection platform with companies utilizing other ophthalmic therapeutic innovations. Clearside’s first product, XIPERE™ (triamcinolone acetonide injectable suspension) for suprachoroidal use, was approved by the U.S. Food and Drug Administration in October 2021. For more information, please visit www.clearsidebio.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include statements regarding Clearside’s expanding pipeline and Clearside’s clinical development and the potential benefits of product candidates using Clearside’s SCS Microinjector. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control, uncertainties regarding the COVID-19 pandemic and other risks and uncertainties that are described in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC) on March 15, 2021, and Clearside’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:

Jenny Kobin

Remy Bernarda

ir@clearsidebio.com

(678) 430-8206

Source: Clearside Biomedical, Inc.